Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Bed Bath & Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Bed Bath & Beyond, Inc. 2025 Employment Inducement Equity Incentive Plan	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and 457(h)	1,500,000 (1)	$6.58 (2)	$9,870,000.00	$138.10 per million dollars	$1,363.05
Total Offering Amounts						$9,870,000.00		$1,363.05
Total Fee Offsets								$—
Net Fee Due								$1,363.05

(1)
This Registration Statement covers (i) 1,500,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of Bed Bath & Beyond, Inc. (the “Registrant”) to be registered under the Bed Bath & Beyond, Inc. 2025 Employment Inducement Equity Incentive Plan (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable under the Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the  Common Stock as reported on The New York Stock Exchange on November 13, 2025.